EXHIBIT 9.1

                     GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

                         NOTIFICATION OF FEE WAIVER AND
                               EXPENSE LIMITATION


         NOTIFICATION made June __, 1997 by GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the "Advisor"), to GMO TRUST, a Massachusetts business trust (the "Trust").


WITNESSETH:


         WHEREAS, the Advisor has organized the Trust to serve primarily as an investment vehicle for certain large institutional accounts; and


         WHEREAS, the Advisor believes it would benefit from a high sales volume of shares of the Trust in that such a volume would maximize the Advisor's fee as investment advisor to each series of the Trust constituting a separate investment portfolio set forth below (each a "Fund" and, collectively, the "Funds"); and


         WHEREAS, the Advisor has agreed to furnish certain services or to bear the costs thereof so as to enable the Funds to offer competitive returns with respect to investments in the Funds.


         NOW, THEREFORE, pursuant to Section 3 of each Management Contract (each a "Management Contract") currently in effect between the Advisor and the Trust, on behalf of each Fund, the Advisor hereby notifies the Trust that the Advisor shall voluntarily, until further notice, reduce its compensation due under each Management Contract, and, if necessary, to the extent that a Fund's total annual operating expenses (excluding Shareholder Service Fees, brokerage commissions and other investment- related costs, hedging transaction fees, extraordinary, non-recurring and certain other unusual expenses (including taxes), securities lending fees and expenses and transfer taxes; and, in the case of the GMO Emerging Markets Fund, GMO Emerging Country Debt Fund, GMO Global Hedged Equity Fund and GMO Global Properties Fund, excluding custodial fees; and, in the case of the International Equity Allocation Fund, World Equity Allocation Fund, Global (U.S.+) Equity Allocation Fund and Global Balanced Allocation Fund, excluding expenses indirectly incurred by investment in other Funds of the Trust), will not exceed the following annual rate of such Fund's average daily net asset value:

GMO Core Fund                                       0.33%        GMO Foreign Fund                                       0.60%
GMO Tobacco-Free Core Fund                          0.33%        GMO Global Fund                                        0.60%
GMO Value Fund                                      0.46%        GMO International Small Companies Fund                 0.60%
GMO Growth Fund                                     0.33%        GMO Japan Fund                                         0.54%
GMO U.S. Sector Fund                                0.33%        GMO Emerging Markets Fund                              0.81%
GMO Small Cap Value Fund                            0.33%        GMO Short-Term Income Fund                             0.05%
GMO Fundamental Value Fund                          0.60%        GMO Global Hedged Equity Fund                          0.50%
GMO REIT Fund                                       0.54%        GMO Domestic Bond Fund                                 0.10%
GMO Small Cap Growth Fund                           0.33%        GMO International Bond Fund                            0.25%
GMO International Core Fund                         0.54%        GMO Currency Hedged International Bond Fund            0.25%
GMO Currency Hedged International Core Fund         0.54%        GMO Global Bond Fund                                   0.19%
GMO Emerging Country Debt Fund                      0.35%        GMO World Equity Allocation Fund                       0.00%
GMO Inflation Indexed Bond Fund                     0.10%        GMO Global (U.S.+) Equity Allocation Fund              0.00%
GMO International Equity Allocation Fund            0.00%        GMO Global Balanced Allocation Fund                    0.00%
GMO Global Properties Fund                          0.60%        Pelican Fund                                           0.95%
GMO U.S. Bond/Global Alpha A Fund                   0.25%        GMO U.S. Bond/Global Alpha B Fund                      0.25%

         In addition, please be advised that the U.S. Sector Fund invests both in other Funds of the Trust ("underlying Funds") and directly in other securities and financial instruments. Therefore, the Fund will incur fees and expenses indirectly as a shareholder of the underlying Funds. Because the underlying Funds have varied expense and fee levels and because the Fund may invest to varied extents and in varied proportions in underlying Funds, the amount of fees and expenses incurred indirectly by the Fund will also vary. However, the Manager has voluntarily undertaken to reduce the management fee (but not below zero) it charges the U.S. Sector Fund until further notice to the extent that the sum of (i) the Fund's total annual operating expenses (excluding Shareholder Service Fees and the following expenses: brokerage commissions and other investment-related costs, hedging transaction fees, extraordinary, non-recurring and certain other unusual expenses (including taxes), securities lending fees and expenses and transfer taxes ("Fund Expenses")), plus (ii) the amount of fees and expenses (excluding Shareholder Service Fees and Fund Expenses (as defined above)) incurred indirectly by the Fund through investment in underlying Funds, would otherwise exceed 0.33% of the Fund's daily net assets.

         In addition, please be advised that the Global Hedged Equity Fund invests both in underlying Funds and directly in other instruments. Therefore, the Fund will incur fees and expenses indirectly as a shareholder of the underlying Funds. Because the underlying Funds have varied expense and fee levels and because the Fund may invest to varied extents and in varied proportions in underlying Funds, the amount of fees and expenses incurred indirectly by the Fund will also vary. However, the Manager has voluntarily undertaken to reduce the management fee (but not below zero) it charges the Global Hedged Equity Fund until further

                                       -2-



notice to the extent that the sum of (i) the Fund's total annual operating expenses (excluding Shareholder Service Fees, custodial fees, and the following expenses: brokerage commissions and other investment-related costs, hedging transaction fees, extraordinary, non-recurring and certain other unusual expenses (including taxes), securities lending fees and expenses, transfer taxes ("Fund Expenses")), plus (ii) the amount of fees and expenses (excluding Shareholder Service Fees, Fund Expenses (as defined above) and, in the case of investments in the GMO Emerging Markets Fund only, custodial fees) incurred indirectly by the Fund through investment in underlying Funds, would otherwise exceed 0.50% of the Fund's daily net assets.

         Please be advised that all previous notifications by the Advisor with respect to expense limitations regarding any of the Funds shall hereafter be null and void and of no further force and effect.

         IN WITNESS WHEREOF, the Advisor has executed this Notification of Expense Limitation on the day and year first above written.

                                       GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC


                                       By:
                                          -----------------------------------
                                          Title: Member


The foregoing is hereby accepted:

GMO TRUST
on behalf of each
Fund named above


By:
    --------------------------------
    Title: President-Quantitative


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